Exhibit 10.1

Mark P. Frissora
999 Vanderbilt Beach Road, Suite 300	Chairman of the Board and Chief Executive Officer
Naples, FL 34108	Phone: 239-552-5555
Fax: 866-777-9726

November 20, 2013

Mr. Tom Kennedy

8300 Spring Hill Farm Drive

McLean, VA  22102

Dear Tom,

We are pleased to confirm our offer of employment with The Hertz Corporation for the position of Senior Executive Vice President and Chief Financial Officer.  The position will be based out of Estero, Florida. This position reports directly to Mark Frissora, Chairman and Chief Executive Officer.  Your start date is expected to be in early December.

Your base salary, paid on a bi-weekly basis, will be $25,384.62, which equates to an annualized salary of $660,000.  This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal immigration employment law requirements, and agreement to enter into and signing an Employee Confidentiality & Non Competition Agreement.

You are eligible to participate in the Hertz Incentive Plan for 2014, which provides for a target payment of 85% of your eligible earnings.  Actual payout is contingent upon the Company’s financial performance, your performance and your start date. Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

You will be eligible for an annual discretionary equity grant in 2014.   Generally, equity grants are subject to approval by the Compensation Committee of the Hertz Board of Directors and generally take place annually in the first quarter of the year, and are subject to its sole and exclusive discretion for all key executives and key employees.  Generally awards are based upon, or denominated as, a dollar value and may be all or partially granted in the form of Restricted Stock Units, Performance-based Restricted Stock Units, and Stock Options and are subject to the Committee’s sole and exclusive discretion.

You are eligible for a sign-on bonus in the gross amount of $75,000 payable following thirty (30) days of employment.  Your acceptance of that amount is contingent upon you remaining with the Company for at least twelve months following the payment date.  Should you voluntarily end your employment or be terminated for cause prior to that time, you will be required to pay back the entire amount.

You will also be eligible for service vehicle privileges in this role. This privilege provides for the use of a Hertz service vehicle for personal and professional use.  The service vehicle use policy will be reviewed with you upon commencement of your employment.

You will be eligible for 20 days of vacation per the terms and conditions of The Hertz Corporation vacation policy.

You will be provided with a relocation benefit. The Company will provide reimbursement for expenses related to the sale and purchase of your primary home in addition to movement of your household goods through a vendor selected by the Company.  Temporary housing assistance will be provided to you for up to eight weeks following the start of your new role.  All relocation expenses are expected to be reasonable and customary for the area and are subject to pre-approval by the Company.  This assistance will be available for twelve (12) months following the initiation of your relocation.   The terms and conditions of the relocation agreement will be provided for in a separate relocation agreement upon acceptance and initiation of the relocation.  Prior to the initiation of the relocation as well as receiving any relocation reimbursement, you will be required to execute a separate relocation agreement.

Hertz provides you the opportunity to participate in a comprehensive employee benefits program. On the first day of the third month following your date of employment, you are eligible to enroll in the Hertz Custom Benefit Program.

This benefits program offers you numerous coverage options for:

•	Medical	• Accidental Death and Dismemberment
•	Dental	• Long Term Disability
•	Vision	• Dependent Care Flexible Spending Account
•	Life Insurance	• Health Care Flexible Spending Account
•	Dependent Life Insurance

Additionally, you are eligible to participate in The Hertz Retirement Plan and 401(k) Savings Plan.

•                  Retirement Plan

After one year of continuous service, as defined by the Plan, you are eligible to participate in the Retirement Plan to which Hertz currently credits an amount equal to 3% to 5% of your annual pensionable pay based upon your length of service assuming you commence employment before December 31, 2013.  Details of this plan will be provided to you upon commencement of your employment.  In accordance with the Plan, Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

•                  401(k) Savings Plan

After three months of continuous service as defined by the plan, you are eligible to participate in the Income Savings Plan.  Currently, participants may contribute up to 30% (6% maximum for employees earning over $115,000 annually) of their base salary on a pre-tax basis subject to IRS contribution limits. After twelve months of continuous service the company matches your contributions to the plan. For every dollar you save up to 6% of your “eligible compensation,” Hertz adds 50 cents.  Details of this plan will be provided to you upon commencement of your employment.  In accordance with the Plan, Hertz retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

•                  Executive Perquisites

Hertz also provides a number of executive benefits and perquisites that are listed below:

•            Physical Exam: the Company provides for an annual exam through Johns Hopkins.

•            Financial Planning: the Company will reimburse you up to a maximum of $4000 per year for financial planning services provided by certified professionals.

•            Free car rental privileges worldwide.

•            Supplemental Executive Retirement Plan II (SERP II): a non-qualified retirement plan for a select group of employees, which provides benefits in excess of the Qualified Cash Balance Plan. Vesting occurs at the age of 55 and five years of service. Eligibility occurs after one year of service.

•            Change-In-Control Agreement and Executive Severance Benefits will be provided.

It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned the enclosed Employee Confidentiality & Non-Solicitation Agreement.  Please review this document carefully and obtain independent legal advice if you wish.

It is also a fundamental term and condition of your employment that:

(i) You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have form any third party, including but not limited to any current or former employer.

(ii) You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non Competition and/or Non Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii) You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer.  You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

(iv) During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

(v) You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company.  That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.

(vi) You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

(vii) You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determine that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

(viii) You agree that any disputes over the above terms shall be governed by New Jersey law, shall be resolved in a New Jersey Court or in a federal Court located in New Jersey, and that the terms of this agreement may be enforced by the Company or its successors or assigns.

The forgoing terms and conditions and representation and warranty will survive and will continue in full force and effect following the commencement of your employment with the Company.  Should you at any time be in breach of the forgoing terms and conditions or should the forgoing representation and warranty be inaccurate or false, it will result in your immediate termination from the Company.  In addition, you agree that you will indemnify and save harmless to the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the foregoing terms or conditions or any inaccuracy or misrepresentation of the forgoing representation and warranty.

Per Hertz’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time.  Employment with Hertz is at will, and either your or the Company may terminate employment at any time, with or without cause.  In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.

Very truly yours,

/s/ Mark P. Frissora

Mark P. Frissora
Chairman of the Board
Chief Executive Officer

ACCEPTANCE

I, Thomas C. Kennedy, have read, understand, and having had the opportunity to obtain independent legal advice hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement.

/s/ Thomas C. Kennedy	12/2/13
Name:	Date:

cc: LeighAnne Baker